Exhibit 99.1

COOPER STANDARD REPORTS SECOND QUARTER 2012 FINANCIAL RESULTS

•	Net income of $77.3 million or $3.28 earnings per share
•	Full year guidance reaffirmed

NOVI, Mich., Aug. 9, 2012—Cooper-Standard Holdings Inc. (OTCBB: COSH), the parent company of Cooper Standard Automotive, a leading global supplier of automotive sealing, fluid and anti-vibration systems, today announced financial results for the second quarter ended June 30, 2012. The Company also reaffirmed its previous outlook for 2012.

“Cooper Standard again achieved double-digit EBITDA margins in the second quarter, despite a fragile and challenging European business environment and softness in other regions,” said Jim McElya, chairman and chief executive officer, Cooper Standard. “Our innovative product offering, global footprint and strategic investments will drive Cooper Standard’s future growth.”

Second quarter and six months ended June 30, 2012 results

The Company reported revenue of $734.5 million for the second quarter of 2012, compared to $760.5 million in the second quarter of 2011. Sales were up 4.3 percent in the quarter when adjusted for $59 million of unfavorable foreign currency movements. Improved sales in North America along with contributions from acquisitions more than offset weakness in Europe.

Revenue for the six months ended June 30, 2012 was $1.50 billion, compared to $1.45 billion in the same period in 2011, reflecting strong vehicle demand in North America and sales from acquired businesses, offsetting varying volume and mix in other regions, and unfavorable foreign currency movement.

Gross profit for the quarter was $114.4 million or 15.6 percent of sales, compared to $123.7 million or 16.3 percent of sales in the second quarter of 2011. Gross profit was impacted by lower European volumes, unfavorable foreign currency movement, increased raw material prices, higher operating costs associated with vehicle launches, production transfers and expansion activities. These negative factors were partially offset by increased vehicle production volume, primarily in North America, and lean initiatives.

The aforementioned factors also contributed to a reduction of gross profit for the six-month period, moving to $236.1 million from $244.5 million in last year’s comparable period.

The Company reported net income of $77.3 million or $3.28 per share on a fully diluted basis in the second quarter of 2012, compared to $19.0 million or $0.71 per share in 2011. Current quarter net income reflected a $53.4 million benefit related to the reversal of the valuation allowance on the Company’s deferred income tax assets in the United States and lower restructuring expenses, which were partially offset by higher selling, general and administrative expense, unfavorable foreign currency movement and the gross profit items mentioned above. Net income for the six months ended June 30, 2012 was $101.1 million, compared to $64.0 million in the same prior year period. This is primarily reflective of the aforementioned items on a year-to-date basis.

Adjusted EBITDA for the second quarter was $74.1 million, as compared to $90.3 million in 2011. For the six-month period, adjusted EBITDA was $157.3 million, compared to $182.2 million in the prior year period.

2012 guidance

The Company reaffirms its outlook for 2012. Assuming slightly higher North American vehicle production volume of 14.9 million units and European production volume of 18.9 million units, the Company expects:

•	Sales—$2.85 billion to $2.95 billion;

•	Capital expenditures—$110 million to $120 million;

•	Cash restructuring expenses—$45 million to $55 million, approximately half attributed to the Cooper Standard France joint venture; and

•	Cash taxes—$25 million to $30 million.

Net income to adjusted EBITDA reconciliation

The following table provides a reconciliation of EBITDA and adjusted EBITDA to net income, which is the most directly comparable U.S. GAAP financial measure (dollars in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2012	2011	2012
Net income	$19.0	$77.3	$64.0	$101.1
Provision (benefit) for income tax expense	6.5	(46.2)	18.8	(38.2)
Interest expense, net of interest income	10.7	10.8	20.6	22.0
Depreciation and amortization	31.4	30.5	60.3	62.1

EBITDA	$67.6	$72.4	$163.7	$147.0
Restructuring (1)	37.0	(0.5)	41.6	5.6
Noncontrolling interest restructuring (2)	(17.7)	—	(17.7)	(0.3)
Net gain on partial sale of joint venture (3)	—	—	(11.4)	—
Stock-based compensation (4)	2.7	2.2	5.3	5.0
Inventory write-up (5)	0.7	—	0.7	—

Adjusted EBITDA	$90.3	$74.1	$182.2	$157.3

(1)	Includes non-cash restructuring.
(2)	Proportionate share of restructuring costs related to FMEA joint venture.
(3)	Net gain on partial sale of ownership percentage in joint venture.
(4)	Non-cash stock amortization expense and non-cash stock option expense for grants issued at emergence from bankruptcy.
(5)	Write-up of inventory to fair value for the FMEA joint venture, net of noncontrolling interest.

Management considers EBITDA and adjusted EBITDA as key indicators of the Company’s operating performance and believes that these and similar measures are widely used by investors, securities analysts and other interested parties in evaluating the Company’s performance. Adjusted EBITDA is defined as net income adjusted to reflect income tax expense, interest expense net of interest income, depreciation and amortization, and certain non-recurring items that management does not consider to be reflective of the Company’s core operating performance.

When analyzing the Company’s operating performance, investors should use EBITDA and adjusted EBITDA in addition to, and not as alternatives for, net income, operating income, or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities as a measure of the Company’s performance. EBITDA and adjusted EBITDA have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of the Company’s results of operations as reported under GAAP. Other companies may report EBITDA and adjusted EBITDA differently and therefore Cooper Standard’s results may not be comparable to other similarly titled measures of other companies. In addition, in evaluating adjusted EBITDA, it should be noted that in the future Cooper Standard may incur expenses similar to or in excess of the adjustments in the above presentation. This presentation of adjusted EBITDA should not be construed as an inference that Cooper Standard’s future results will be unaffected by unusual or non-recurring items.

Conference call details

Cooper Standard’s executive team will host a conference call and webcast on Friday, Aug. 10 at 9 a.m. ET to discuss its second quarter 2012 results, provide a general business update and respond to investor questions.

An interactive webcast will also be available by clicking here.

To participate in the live question-and-answer session, callers in the United States and Canada should dial toll-free 800-949-4315 (international callers dial 678-825-8315) and provide the conference ID 11163608 or ask to be connected to the Cooper Standard teleconference. Callers should dial in at least five minutes prior to the start of the call. Financial and automotive analysts are invited to ask questions after the presentations are made.

Individuals unable to participate during the live teleconference or webcast may visit the investors’ portion of the Cooper Standard website (http://www.ir.cooperstandard.com) for a webcast or podcast replay of the presentation.

About Cooper Standard

Cooper Standard, headquartered in Novi, Mich., is a leading global supplier of systems and components for the automotive industry. Products include body sealing systems, fluid handling systems and anti-vibration systems. Cooper Standard employs more than 21,000 people globally and operates in 19 countries around the world. For more information, please visit the Company’s website at www.cooperstandard.com.

Forward Looking Statements

This press release includes forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act, reflecting management’s current analysis and expectations, based on what are believed to be reasonable assumptions. The words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” or future or conditional verbs, such as “will,” “should,” “could,” or “may,” and variations of such words or similar expressions are intended to identify forward-looking statements. Forward-looking statements may involve known and unknown risks, uncertainties and other factors, which may cause actual results to differ materially from those projected, stated or implied, depending on many factors, including, without limitation: the Company’s dependence on the automotive industry; further restructuring of the Company’s customers; availability and cost of raw materials; pricing pressures and volume requirements of the Company’s customers; the ability to meet significant increase in customer demand; increased costs negatively impacting the Company’s profitability; competition in the automotive industry; sovereign and other risks related to conducting operations outside the United States; foreign currency fluctuations; the Company’s ability to achieve benefits from its joint venture operations not operated for the Company’s sole benefit; the Company’s exposure to the uncertainty of political disruptions and increased violence in Mexico; the uncertainty of the Company’s ability to achieve expected cost reduction savings; the Company’s dependence on certain major customers and platforms; the Company’s exposure to product liability and warranty claims; labor conditions; the Company’s ability to attract and retain key personnel; the Company’s ability to meet customers’ needs for new and improved products in a timely manner; the Company’s ability to select and integrate attractive business acquisitions; the Company’s legal rights to its intellectual property portfolio; environmental and other regulations; the outcome of legal proceedings the Company is or may become party to; volatility in the Company’s expected annual effective tax rate; impact of the Company’s capital structure on its financial condition and ability to obtain financing in the future; the Company’s ability to generate cash to meet its debt and other cash obligations; the Company’s pension plans; any impairment of a significant amount of the Company’s goodwill or other intangible asset; potential conflicts of interest between the Company’s owners and the Company; limitations on flexibility in operating the Company’s business contained in its debt agreements; the Company’s exposure to natural disasters; and other risks described from time-to-time in the Company’s Securities and Exchange Commission filings. There may be other factors that may cause the Company’s actual results to differ materially from those projected in any forward-looking statement. Accordingly, there can be no assurance that Cooper Standard will meet future results, performance or achievements expressed or implied by such forward-looking statements. This paragraph is included to provide a safe harbor for forward-looking statements, which are not generally required to be publicly revised as circumstances change and which Cooper Standard does not intend to update. The forward-looking statements in this press release are made as of the date hereof, and the Company does not assume any obligation to update, amend or clarify them to reflect events, new information or circumstances occurring after the date hereof.

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Contact for Analysts:

Glenn Dong

Cooper Standard

(248) 596-6031

investorrelations@cooperstandard.com

Contact for Media:

Sharon Wenzl

Cooper Standard

(248) 596-6211

sswenzl@cooperstandard.com